UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2019

Aravive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36361	26-4106690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

River Oaks Tower

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

(Address of principal executive offices)

(936) 355-1910

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ARAV	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

On November 27, 2019, Aravive, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Piper Jaffray & Co. and Cantor Fitzgerald & Co., as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell (the “Offering”) up to 3,833,334 shares of its common stock (the “Shares”), par value $0.0001 per share, which includes 500,000 Shares subject to an option granted to the Underwriters for a period of 30 days to purchase additional shares of the Company’s common stock.

The gross proceeds from the sale of the Shares, before deducting the Underwriters’ discounts and commissions and other estimated offering expenses payable by the Company, are expected to be approximately $25 million (or approximately $28.75 million if the Underwriters exercise in full their option to purchase the additional 500,000 Shares). The Purchase Agreement contains customary representations, warranties, and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions.

The Shares will be issued in the Offering pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-219765), which was declared effective on September 11, 2017, and the base prospectus included therein, as supplemented by the preliminary prospectus supplement filed with the Securities and Exchange Commission (the “Commission”) on November 26, 2019, and a prospectus supplement, dated November 27, 2019, which was filed with the Commission on November 27, 2019. The Offering is expected to close on December 2, 2019, contingent upon the satisfaction of customary closing conditions.

The Company currently intends to use the net proceeds from the sale of the Shares in the Offering primarily for research, development and manufacturing of product candidates, and for other general corporate purposes including, to acquire, license or invest in complementary businesses, technologies, product candidates or other intellectual property.

A copy of the opinion of Gracin & Marlow, LLP, New York, New York, relating to the legality of the issuance and sale of the Shares in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is included as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The provisions of the Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the parties to that document. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Commission.

Item 8.01. Other Events.

On November 26, 2019, the Company issued a press release announcing the launch of the proposed Offering. On November 27, 2019, the Company issued a press release announcing the pricing of the Offering. Copies of these press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit Number	Description

1.1	Purchase Agreement, dated November 27, 2019, by and among Aravive, Inc., Piper Jaffray & Co. and Cantor Fitzgerald & Co.

5.1	Opinion of Gracin & Marlow, LLP

23.1	Consent of Gracin & Marlow, LLP (included in the Opinion of Gracin & Marlow, LLP filed as Exhibit 5.1)

99.1	Press Release of Aravive, Inc. dated November 26, 2019

99.2	Press Release of Aravive, Inc. dated November 27, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 27, 2019	ARAVIVE, INC. (Registrant)

	By:	/s/ Jay P. Shepard
	Name:	Jay P. Shepard
	Title:	Chief Executive Officer